Exhibit 99.2

NEWS RELEASE

Atmel Sells its Irving, Texas Facility for Approximately $38 Million
San Jose, CA, May 1, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced the sale of its Irving, Texas wafer fabrication facility for approximately $38 million in cash. The sale of this non-core facility will help optimize Atmel’s manufacturing operations and is consistent with our plans to enhance profitability, accelerate the Company’s growth and reduce costs.
“The sale of our Irving facility is another positive step in our plans to consolidate Atmel’s manufacturing operations, focus resources on our core technologies and increase shareholder value,” said Steve Laub, Atmel President and CEO. “We are making measurable progress improving Atmel’s financial strength, and will be announcing and implementing additional actions throughout 2007.”
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Safe Harbor for Forward-Looking Statements
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include Atmel’s expectations regarding its profitability, growth and cost reductions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences are detailed from time
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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600